EXHIBIT 21.1
Subsidiaries of F&G Annuities & Life, Inc.1

Subsidiary	Jurisdiction

CF Bermuda Holdings Limited	Bermuda
F&G Cayman Re Ltd.	Cayman Islands
FGL US Holdings Inc.	Delaware
Fidelity & Guaranty Life Holdings, Inc.	Delaware
Peak Altitude Equity, LLC	Delaware
PALH, LLC	Delaware
Freedom Equity Group, L.L.C.	Delaware
Syncis Holdings, LLC	Delaware
DCMT Worldwide, LLC	Delaware
Roar Joint Venture, LLC	Delaware
Fidelity & Guaranty Life Business Services, Inc.	Delaware
Fidelity & Guaranty Life Insurance Company	Iowa
Fidelity & Guaranty Life Assignment, LLC	Maryland
Fidelity & Guaranty Life Insurance Agency, Inc.	Maryland
F&G Life Re Ltd	Bermuda
Fidelity & Guaranty Life Insurance Company of New York	New York
Treaty Oak Mortgage Trust	Delaware
Treaty Ash Residential Mortgage Trust	Delaware
Fidelity & Guaranty Life Brokerage, Inc.	Maryland
Fidelity & Guaranty Securities, LLC	Delaware
Specialty Lending Company LLC	Delaware
Raven Reinsurance Company	Vermont
Corbeau Re, Inc.	Vermont

1 - The listed subsidiaries are as of December 31, 2025.